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                                                                    Exhibit 99.1

BSB Bancorp, Inc.                                       News Release
58-68 Exchange St.
Binghamton, New York 13901
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                                         For Further Information, Contact:
                                              Howard W. Sharp
                                              President & CEO
                                              (607)   779-3150
                                              Website: www.bsbbank.com


BSB BANCORP, INC. TO ADD OVER $26 MILLION TO LOAN LOSS RESERVES, FOURTH QUARTER EARNINGS TO BE IMPACTED



    BINGHAMTON, NY (December 28, 2000) - BSB Bancorp, Inc. (NASDAQ: BSBN), the holding company for BSB Bank & Trust Company, today announced that, following up on its third quarter earnings release, BSB has completed a preliminary analysis of lending operations and policies, including policies for reviewing existing credits and establishing reserves. That process included the retention of Ernst & Young LLP to assist in the review, and a thorough evaluation by BSB's new President and Chief Executive Officer and his senior management team.

    Based on that review, BSB expects provisions for loan losses to exceed approximately $26.3 million for the fourth quarter of 2000. After giving effect to expected net charge-offs of approximately $8.8 million, BSB will have total loan loss reserves of $59.3 million at year-end December 31, 2000, compared to $41.8 million at September 30, 2000. As a result, BSB expects to have a net loss for the fourth quarter of $8.1 million and net income of $2.3 million for the year 2000.

    In announcing these estimates, BSB notes it has not completed closing its books for the fourth quarter, and that the expected results are preliminary estimates only.

    BSB President and CEO, Howard W. Sharp stated, "As I commented when I joined BSB last month, this is a strong franchise in the Southern Tier and Central Regions of upstate New York. The actions announced today reflect that we are imposing a strong credit culture, and should go a long way to restoring shareholder confidence in the Company, as we re-focus operations to build value in pursuit of the best long term interests of shareholders."

    Commenting on the additions to the reserves, Sharp stated further that "Subsequent to the deterioration in credit quality which began to appear in the third quarter, the commercial loan portfolio was thoroughly reexamined. Several large credits have been written down, a
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comprehensive grading has been completed for the remainder of the commercial portfolio and we feel the result is an accurate loan valuation reserve for the Bank." Mr. Sharp also pointed out that, "BSB Bancorp's capital ratios remain strong and we presently anticipate no change in our dividend."

    BSB will continue its engagement of Ernst & Young LLP to assist in the evaluation of the Bank's credit risk management systems.

    This news release contains forward looking statements, including those regarding the projected performance of BSB Bancorp, Inc. These statements constitute forward-looking information within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from the projections discussed in this release since such projections involve significant risks and uncertainties. Factors that might cause such differences included, but are not limited to: the anticipated provision expense being greater than reported, fluctuations in interest rates, government regulations, and economic conditions and competition in the geographic and business areas in which BSB conducts its operations. BSB disclaims any obligation to update any such factors or to publicly announce the result of any revisions to any of the forward-looking statements included herein to reflect future events or developments. For additional information regarding BSB, including a discussion of related risk factors, please refer BSB's public filings with the Securities and Exchange Commission which are available online at http://www.sec.gov.
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